Exhibit 2

Subscription Agreement

between

St. Lawrence Energy Corp.

And

Hirsch Capital Corp.

January 14, 2008

SUBSCRIPTION AGREEMENT

         Subscription Agreement (this "Agreement") made as of this 14th day of January 2008 between St. Lawrence Energy Corp., a Delaware corporation ("Company"), and Hirsch Capital Corp., a Delaware corporation ("Subscriber"). As used in this Agreement, Company and Subscriber are collectively referred to as the "Parties" as sometimes individually referred to as a "Party").

         WHEREAS, Subscriber wishes to subscribe for and purchase from Company 1,000,000 authorized but unissued shares of Series B Preferred Stock of Company (the "Shares") and Company wishes to accept such subscription and sell the Shares to Subscriber on the terms and conditions set forth in this Agreement; and

         WHEREAS, Subscriber is an "accredited investor" within the meaning of Rule 501(a) of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the United States Securities and Exchange Commission (the "Commission").

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the Parties hereto do hereby agree as follows:

IX.             SUBSCRIPTION FOR THE SHARES; REPRESENTATIONS BY AND COVENANTS OF SUBSCRIBER

         9.1. Subscription for the Shares.  Subject to the terms and conditions hereinafter set forth, Subscriber hereby subscribes for and agrees to purchase from Company the Shares in consideration of Hirsch's transformation of the Company from a shell company into an operating company in the energy sector by encouraging NOK-BONG Ship Building Co., Ltd. ("NOK-BONG") and 3Soft, Inc. ("3Soft") to enter into the transactions described in Company's Current Report on Form 8-K filed with the Commission on January 14, 2008 and further business relationships with the Company which are now being negotiated with NOK-BONG and 3Soft.

         9.2. Reliance on Exemptions.  Subscriber acknowledges that the issuance of the Shares to Subscriber (the "Issuance") has not been reviewed by the Commission or any state agency because of Company's representations that this is intended to be a non-public offering exempt from the registration requirements of the Securities Act and state securities laws.  Subscriber understands that Company is relying in part upon the truth and accuracy of, and Subscriber's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of Subscriber to acquire the Shares.

         9.3. Investment Purpose.  Subscriber represents that the Shares are being purchased for its own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the Securities Act.  Subscriber agrees that it will not sell or otherwise transfer the Shares (except to an affiliate which agrees to comply with all provisions of this Agreement), unless they are registered under the Securities Act or unless an exemption from such registration is available.

         9.4. Accredited Investor.  Subscriber represents and warrants that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D and that it is able to bear the economic risk of an investment in the Shares.

         9.5. Risk of Investment.  Subscriber recognizes that the purchase of the Shares involves a high degree of risk in that:  (i) an investment in Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in Company and the Shares; (ii) transferability of the Shares are limited; and (iii) Company may require substantial additional funds to operate its business and there can be no assurance that adequate funds will be available to Company.

         9.6. Information.  Subscriber acknowledges that: (i) it has been furnished by Company during the course of this transaction with all information regarding Company which it has requested; (ii) it has reviewed the public filings concerning Company available on the Commission's EDGAR website at the URL set forth on Annex A (the "SEC Documents"); and (iii) it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers of Company concerning the SEC Documents, the financial condition, results of operations and prospects of Company, and any additional information which it has requested, if any.

         9.7. No Representations.  Subscriber hereby represents that, except as expressly set forth in this Agreement, no representations or warranties have been made to Subscriber by Company or any agent, employee, counsel, accountant or affiliate of Company, and in entering into this transaction Subscriber is not relying on any information other than that contained in the results of independent investigation by Subscriber.

         9.8. Tax Consequences.  Subscriber acknowledges that the Issuance may involve tax consequences and that the contents of this Agreement do not contain tax advice or information.  Subscriber acknowledges that it must retain its own professional advisors to evaluate the tax and other consequences of an investment in the Shares.

         9.9. Transfer or Resale. Subscriber understands and hereby acknowledges that Company is under no obligation to register the Shares under the Securities Act and that without such registration or an exemption from registration the Shares may not be offered for sale, sold, transferred or assigned.

         9.10. Legends. Subscriber understands that the certificates or other instrument representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and Company shall promptly issue a certificate or other instrument without such legend to the holder of the Shares upon which it is stamped, if (a) such Shares are being sold by the holder pursuant to an effective registration statement under the Securities Act, or (b) such holder delivers to Company an opinion of counsel, in a reasonably satisfactory and acceptable form to Company and its counsel directed to Company or expressly providing that Company may rely thereon, that a disposition of the Shares is being made pursuant to an exemption from such registration and that such legend may be removed.

         9.11. No General Solicitation. Subscriber represents that Subscriber was not induced to invest by any of the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the news or radio; and (ii) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

         9.12. Validity; Enforcement. Subscriber represents and warrants that: (a) it is authorized and otherwise duly qualified to purchase and hold the Shares; and (b) that this Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, binding and enforceable obligation of Subscriber.

         9.13. Address.  Subscriber hereby represents that the address of Subscriber furnished by Subscriber at the end of this Agreement is Subscriber's principal business address.

X.                REPRESENTATIONS BY COMPANY

         Company represents and warrants to Subscriber, except as set forth in the in the disclosure schedules, if any, attached hereto:

         10.1. Securities Law Compliance.  The offer, offer for sale, and sale of the Shares have not been registered under the Securities Act.  The Shares are to be offered, offered for sale and sold in reliance upon the exemptions from the registration requirements of Section 4 of the Securities Act.  Company will use its commercially reasonable efforts to conduct the Issuance in compliance with the requirements of the Securities Act and applicable state "blue sky" laws, and Company will file all appropriate notices of offering with the Commission.  Neither this Agreement nor any of the information furnished to the Subscriber by Company will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         10.2. Organization and Qualification.  Company is duly organized and validly existing in good standing under the laws of the State of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted.  Company is duly qualified as a foreign corporation to do business and is in good standing in every other jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of Company, or on the authority or ability of Company to perform its obligations under this Agreement.

         10.3. Title.  Company has good and marketable title to all properties and assets owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are not significant or important in relation to Company's business; all of the material leases and subleases under which Company is the lessor or sublessor of properties or assets or under which Company holds properties or assets as lessee or sublessee are in full force and effect, and Company is not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and no material claim has been asserted by anyone adverse to rights of Company as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of Company to continued possession of the leased or subleased premises or assets under any such lease or sublease. Company owns or leases all such properties as are necessary to its operations.

         10.4. Proprietary Rights.  Company owns, or is duly licensed to use or possess, or possesses exclusive and enforceable rights to use all patents, patent applications, trademarks, service marks, copyrights, trade secrets, processes, formulations, technology or know-how used in the conduct of its business (the "Proprietary Rights").  Company has not received any notice of any claims, nor does it have any knowledge of any threatened claims, and knows of no facts which would form the basis of any claim, asserted by any person to the effect that the sale or use of any product or process now used or offered by Company or proposed to be used or offered by Company infringes on any patents or infringes upon the use of any such Proprietary Rights of another person and, to the best of Company's knowledge, no others have infringed Company's Proprietary Rights.

         10.5. Litigation.  There is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, court, governmental instrumentality or agency, self-regulatory organization or body or public board now pending or, to the knowledge of Company, threatened against Company of any of Company's officers or directors in their capacities as such (or basis therefor known to Company), the adverse outcome of which would have a Material Adverse Effect.  Company is not subject to any judgment, order, writ, injunction or decree of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that has a Material Adverse Effect.

         10.6. Non-Defaults; Non-Contravention.  Company is not in violation of or default under, nor will the execution and delivery of this Agreement or consummation of the transactions contemplated herein result in a violation of or constitute a default in the performance or observance of any obligation under: (i) its Certificate of Incorporation, as amended, or its By-laws; or (ii) any indenture, mortgage, contract, material purchase order or other agreement or instrument to which Company is a party or by which it or its property is bound; or (iii) any material order, writ, injunction or decree of any court of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including, to Company's knowledge, federal and state securities laws and regulations).

         10.7. Taxes.  Company has filed all tax returns that are required to be filed by it or otherwise met its disclosure obligations to the relevant agencies and all such returns are true and correct. Company has paid or adequately provided for all tax liabilities of Company as reflected on such returns or pursuant to any assessments received by it or that it is obligated to withhold from amounts owing to any employee, creditor or third party.  Company has properly accrued all taxes required to be accrued by GAAP consistently applied.  The income tax returns of Company have not been audited by any government or regulatory authorities with- in the last five years.  Company has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

         10.8. Compliance With Laws; Licenses, Etc.  Company has not received notice of any violation of or noncompliance with any laws, ordinances, regulations and orders applicable to its business that would have a Material Adverse Effect and that has not been cured.  Company has all material licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, "Licenses") required by every government or regulatory body for the operation of its business as currently conducted and the use of its properties. The Licenses are in full force and effect and to Company's knowledge no violations currently exist in respect of any License and no proceeding is pending or threatened to revoke or limit any thereof.

         10.9. Authorization; Enforcement; Validity.  Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Shares in accordance with this Agreement.  The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby, including, without limitation, the issuance of the Shares hereunder, have been duly authorized by Company's board of directors.  This Agreement constitutes the legal, valid, binding and enforceable obligation of Company.

         10.10. Authorization of the Shares.  The issuance, sale and delivery of the Shares have been duly authorized by all requisite corporate action of Company.  When so issued, sold and delivered in accordance with this Agreement for the consideration set forth herein, the Shares will be duly executed, issued and delivered and will constitute valid and legal obligations of Company enforceable in accordance with their terms and will not be subject to preemptive or any other similar rights of the stockholders of Company or others which rights shall not have been waived prior to the Closing.

         10.11. Exemption from Registration.  Assuming the accuracy of the information provided by Subscriber in this Agreement, the offer and sale of the Shares pursuant to the terms of this Agreement are exempt from the registration requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

         10.12. Brokers.  Neither Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by the Offering Documents.

         10.13. Title to the Shares.  When the Shares has been duly delivered to Subscriber and full payment shall have been made therefor, Subscriber shall receive from Company good and marketable title to such Shares free and clear of all liens, encumbrances and claims whatsoever (with the exception of claims arising through the acts or omissions of Subscriber and except as arising from applicable federal and state securities laws), and Company shall have paid all taxes, if any, in respect of the original issuance thereof.

         10.14. Consents.  Except as contemplated by this Agreement, to Company's knowledge, Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement.  Except as otherwise provided in this Agreement, all consents, authorizations, orders, filings and registrations that Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.  Company is unaware of any facts or circumstances that might prevent Company from obtaining or effecting any of the foregoing.

         10.15. No General Solicitation.  None of Company, any of its affiliates, and, to Company's knowledge, any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

XI.             TERMS OF PURCHASE

         11.1. Closings.  Each Closing shall take place at the offices of counsel to Company, Hirshfield Law, 1035 Park Avenue, New York, New York 10028, or such other location as mutually agreed to by Company and Subscriber.

         11.2. Certificates.  Subscriber hereby authorizes and directs Company to deliver the Shares to the Subscriber at the address set forth in Section 4.1.

XII.           MISCELLANEOUS

         12.1. Notice.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Company:

St. Lawrence Energy Corp.

303 Twin Dolphin Drive, Suite 600

Redwood City CA 94065

Telephone: 650-585-6878

Facsimile: 650-585-6882

Attention: Chief Executive Officer

If to Subscriber:

Hirsch Capital Corp.

303 Twin Dolphin Drive, Suite 600

Redwood City CA 94065

Telephone: 650-585-6878

Facsimile: 650-585-6882

Attention: Chief Executive Officer

         12.2. Entire Agreement; Amendment.  This Agreement supersedes all other prior oral or written agreements between Subscriber, Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Subscriber makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by Company and Subscriber.

         12.3. Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         12.4. Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending a copy thereof to such Party by overnight courier service at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each Party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Agreement or any transaction contemplated hereby.

         12.5. Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         12.6. Successors And Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, including any purchasers of the Shares.  Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority the Shares then outstanding, except by merger or consolidation.

         12.7. Survival.  The representations and warranties of Company and Subscriber contained in Articles I and II shall survive the final Closing for a period of one year.

         12.8. Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         12.9. No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party, notwithstanding anything herein to the contrary.

         12.10. Legal Representation.  Each Party acknowledges that: (a) it has read this Agreement; (b) it understands that such Party has been represented in the preparation, negotiation, and execution of this Agreement by its own counsel; and that such counsel has not represented and is not representing the other Party; (c) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice; and (d) it understands the terms and consequences of this Agreement and is fully aware of its legal and binding effect.

         12.11. Confidentiality.  Each Party agrees that it shall keep confidential and not divulge, furnish or make accessible to anyone, the confidential information concerning or relating to the business or financial affairs of the other Party, if any, contained herein or in any other materials furnished pursuant hereto until such information has been publicly disclosed by such other Party, until such information is no longer confidential, or unless it is required to be disclosed under applicable law or regulation.

         12.12. Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

         12.13. Legal Fees.  In the event that any dispute among the Parties to this Agreement should result in litigation, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation such reasonable fees and expenses of attorneys and accountants, which shall include, without, limitation, all fees, costs and expense of appeals.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Company: St. Lawrence Energy Corp. By: /s/ Robert Mitchell Name: Robert Mitchell Title: President	Subscriber: Hirsch Capital Corp. By: /s/ W. Benjamin Garst Jr. Name: W. Benjamin Garst, Jr. Title: President

  Annex A

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